Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES THIRD QUARTER CASH DISTRIBUTION

DALLAS, Texas, September 18, 2012 – Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.167110 per unit, payable on October 12, 2012, to unitholders of record on September 28, 2012. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter increased to $0.167110 per unit from $0.154188 per unit last quarter. Royalties received this quarter as compared to the last quarter are up due to an increase in the price of oil, which was offset by a decrease in the volume of oil and natural gas produced and in the price of natural gas. There was also a decrease in Tidelands’ expenses this quarter as compared to last quarter.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management Toll Free – 1.800.985.0794